SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PALM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Palm, Inc.

400 N. McCarthy Blvd.
Milpitas, California 95035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS  To Be Held October 1, 2002

To our Stockholders:

The annual meeting of the stockholders of Palm, Inc. will be held on Tuesday, October 1, 2002, at 8:00 a.m. at 400 N. McCarthy Blvd., Building 3, Milpitas, California 95035, for the following purposes:

1.	To elect three (3) Class III directors to hold office for a three-year term.

2.
To approve the grant of discretionary authority to Palm’s board of directors to amend Palm’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of Palm’s common stock at a ratio within the range from one-for-ten to one-for-twenty at any time prior to April 1, 2003.

3.	To ratify the appointment of Deloitte & Touche LLP as Palm’s independent public accountants for the fiscal year ending May 30, 2003.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on August 5, 2002 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at Palm’s offices at 400 N. McCarthy Blvd., Milpitas, California 95035.

By Order of the Board of Directors,

Eric A. Benhamou
Chief Executive Officer

                         , 2002
Milpitas, California

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying post-paid envelope to assure that your shares are represented at the meeting or you may vote via the Internet or telephone, if available, by following the instructions on the proxy card or voting form that you receive. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

Palm, Inc.

400 N. McCarthy Blvd.
Milpitas, California 95035

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Palm, Inc., a Delaware corporation (“Palm”), for use at the Annual Meeting of Stockholders to be held on Tuesday, October 1, 2002, at 8:00 a.m. local time or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The meeting will be held at 400 N. McCarthy Blvd., Building 3, Milpitas, California 95035. Palm’s telephone number is (            )             -                . The date of this Proxy Statement is                          , 2002, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

GENERAL INFORMATION

Certain Financial Information.    Please take note that Palm’s financial statements and related information are included with its 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission on                          , 2002, which is enclosed with this Proxy Statement.

Voting Securities.    Only stockholders of record as of the close of business on August 5, 2002 (the “Record Date”) will be entitled to vote at the meeting and any adjournment thereof. As of the Record Date, there were              shares of Palm’s common stock issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of common stock is entitled to one (1) vote on the proposals presented in this Proxy Statement for each share of stock held. There is no cumulative voting in the election of directors.

Solicitation of Proxies.    The cost of soliciting proxies will be borne by Palm. In addition to soliciting stockholders by mail and through its regular employees, Palm will request banks and brokers, and other custodians, nominees and fiduciaries to solicit their customers who have stock of Palm registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. Palm may use the services of its officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation. Palm has retained Georgeson Shareholder, a professional solicitation firm, to assist in the solicitation of proxies at a cost of approximately $12,000, plus reasonable expenses.

Voting of Proxies.    All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted “FOR” all nominees, “FOR” all other proposals described herein and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting. See “TRANSACTION OF OTHER BUSINESS.” A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivering to the Secretary of Palm a written instrument revoking the proxy or a validly executed proxy with a later date, or by attending the meeting and voting in person.

Quorum.    The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted “FOR”, “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

Abstentions.    Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, Palm intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

Broker Non-Votes.    Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast (such as the approval of a plan amendment). However, because Delaware law requires Proposal 2 (the approval of discretionary authority to Palm’s board of directors to amend Palm’s Amended and Restated Certificate of Incorporation to effect a reverse stock split) to be approved by the holders of a majority of Palm’s outstanding shares, and not merely the approval of a majority of the Votes Cast, broker non-votes will have the same effect as a vote against Proposal 2.

Stock Ownership of Certain Beneficial Owners and Management.    The following table sets forth certain information, as of July 15, 2002, with respect to the beneficial ownership of Palm’s common stock by (i) each person who is known to Palm to own beneficially more than 5% of Palm’s common stock; (ii) each director and director-nominee of Palm; (iii) the Chief Executive Officer and each other person included in the Summary Compensation Table (collectively, the “Named Executive Officers”); and (iv) all current executive officers and directors of Palm as a group.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock Outstanding(2)
Eric A. Benhamou	1,966,062	(3)	*
R. Todd Bradley	335,625	(4)	*
Judy Bruner	740,385	(5)	*
Gordon A. Campbell	41,667	(6)	*
Satjiv S. Chahil	481,331	(7)	*
Gareth C.C. Chang	23,334	(8)	*
Jean-Jacques Damlamian	26,667	(9)	*
Michael Homer	41,667	(10)	*
David C. Nagel	191,667	(11)	*
Susan G. Swenson	41,667	(12)	*
Carl J. Yankowski	17,538	(13)	*
Stephen Yu	5,315	(14)	*
All current directors and executive officers as a group (10 persons)	3,408,741	(15)	*

*	Less than 1%.

(1)
To Palm’s knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)	Based on 579,181,371 shares of Palm’s common stock issued and outstanding as of July 15, 2002.

(3)	Includes 1,006,667 shares issuable upon the exercise of options exercisable within 60 days of July 15, 2002.

(4)
Includes 315,625 shares issuable upon the exercise of options exercisable within 60 days of July 15, 2002. Also includes 10,000 shares of restricted stock subject to repurchase by Palm, which vests as to thirty percent of the shares on the first and second anniversary of the date of grant and vests as to the remaining forty percent of the shares on the third anniversary of date of grant. Also includes 10,000 shares of restricted stock subject to repurchase by Palm, which vests as to all of the shares on the sixth anniversary of the date of grant.

(5)
Includes 695,550 shares issuable upon the exercise of options exercisable within 60 days of July 15, 2002. Also includes 20,000 shares of restricted stock subject to repurchase by Palm, which vests as to thirty percent of the shares on the first and second anniversary of the date of grant and vests as to the remaining forty percent of the shares on the third anniversary of the date of grant. Also includes 10,000 shares of restricted stock subject to repurchase by Palm, which vests as to all of the shares on the sixth anniversary of the date of grant.

(6)	Includes 31,667 shares issuable upon the exercise of options exercisable within 60 days of July 15, 2002.

(7)	Includes 459,894 shares issuable upon the exercise of options exercisable within 60 days of July 15, 2002. Mr. Chahil ceased to be an employee of Palm on May 31, 2002.

(8)	Includes 13,334 shares issuable upon the exercise of options exercisable within 60 days of July 15, 2002.

(9)	Includes 26,667 shares issuable upon the exercise of options exercisable within 60 days of July 15, 2002.

(10)	Includes 31,667 shares issuable upon the exercise of options exercisable within 60 days of July 15, 2002.

(11)
Includes 31,667 shares issuable upon the exercise of options exercisable within 60 days of July 15, 2002. Also includes 100,000 shares of restricted stock subject to repurchase by Palm, which vests in equal annual increments over a two-year period. Also includes 10,000 shares held by Dr. Nagel and his spouse as trustees of the Nagel/Schreiner Revocable Trust.

(12)	Includes 31,667 shares issuable upon the exercise of options exercisable within 60 days of July 15, 2002.

(13)	Mr. Yankowski ceased to be an employee of Palm on November 9, 2001.

(14)	Mr. Yu ceased to be an employee of Palm on May 31, 2002.

(15)	Includes 2,184,511 shares issuable upon the exercise of options exercisable within 60 days of July 15, 2002.

ELECTION OF DIRECTORS
(Proposal 1 on Proxy)

The number of directors authorized by Palm’s Bylaws, as amended, is currently fixed at eight. Palm’s Bylaws, as amended, provide that the directors shall be divided into three classes, with the classes of directors serving for staggered three-year terms. Class III currently has three members, whose terms currently expire as of the date of the 2002 Annual Meeting. A stockholder may not cast votes for more than three nominees. The three Class III directors to be elected at the 2002 Annual Meeting are to be elected to hold office until the fiscal year 2005 Annual Meeting or until their successors have been appointed or elected and qualified.

Palm’s nominees for election at the Annual Meeting to Class III of the Board of Directors are Eric A. Benhamou, Jean-Jacques Damlamian and David C. Nagel. If a nominee declines to serve or becomes unavailable for any reason (although the Board of Directors knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as the Board of Directors may designate.

Vote Required

If a quorum is present and voting at the Annual Meeting, the three nominees for Class III directors receiving the highest number of affirmative votes will be elected as Class III directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum but have no other legal effect under Delaware law.

Nominees and Other Directors

The following table sets forth the name and age of each nominee and each director of Palm whose term of office continues after the Annual Meeting, the principal occupation of each during the past five years and the period during which each has served as a director of Palm. Each nominee is currently serving as a director of Palm.

Nominees for Election as Class III Directors Serving for a Term Expiring in 2005

Name	Principal Occupation During Past Five Years	Age	Director Since
Eric A. Benhamou
Mr. Benhamou has served as our Chief Executive Officer since November 2001 and as our Chairman of the Board of Directors since September 1999. From September 1990 to December 2000, he served as Chief Executive Officer of 3Com Corporation. Previously, he held a variety of senior management positions in engineering, operations, and management at 3Com. In 1981, Mr. Benhamou co-founded Bridge Communications and was Vice President of Engineering until its merger with 3Com in 1987. Before joining Bridge Communications, he worked at Zilog, Inc. Mr. Benhamou also serves as Chairman of the Board of PalmSource, Inc., a Palm subsidiary, Cypress Semiconductor Inc. and of 3Com Corporation and as a director of Legato Systems, Inc., Intransa and Atrica. Mr. Benhamou serves on the Executive Committee of TechNet and is a member of the President’s Information Technology Advisory Committee. In addition, he serves on the Stanford University School of Engineering Board of Advisors and as Vice Chairman of the Board of Governors of Ben Gurion University. Mr. Benhamou holds honorary doctoral degrees from Ben Gurion University of the Negev, Widener University and the University of South Carolina. He has a master of science degree from Stanford University’s School of Engineering and a Diplôme d’Ingénieur from Ecole Nationale Supérieure d’Arts et Métiers, Paris.
		46	1999

Jean-Jacques Damlamian
Mr. Damlamian has served as one of our directors since September 2000. Mr. Damlamian has been Group Executive Vice President in charge of the Development Branch of France Telecom since January 1996. From April 1991 until January 1996, Mr. Damlamian was Senior Vice President, Marketing and Sales for France Telecom. Mr. Damlamian served as Group Vice President, International and Industrial Affairs for France Telecom from November 1989 until April 1991, and was its Vice President, Mobile Services from May 1988 until November 1989. Prior to May 1988, Mr. Damlamian worked in various divisions of France Telecom. Mr. Damlamian graduated from the Ecole Polytechnique and Ecole Nationale Superieure des Telecommunications, and he is a member of the Institute of Electrical and Electronics Engineers (IEEE). Mr. Damlamian is a recipient of the French Legion d’Honneur and
		60	2000

Name	Principal Occupation During Past Five Years	Age	Director Since

the Ordre National du Merite. In March 2001, Mr. Damlamian was elected Non-Executive Chairman of the Supervisory Board of EUTELSAT S.A., a company that is incorporated in France and operates satellite services throughout Europe and other parts of the world. Mr. Damlamian also serves as a director of Bull S.A.

David C. Nagel
Dr. Nagel has served as President and Chief Executive Officer of PalmSource, Inc., a subsidiary of Palm, since December 2001 and has served as one of Palm’s directors since February 2000. From September 2001 until December 2001, Dr. Nagel served as President and Chief Executive Officer of the Platform Solutions Group of Palm. Dr. Nagel served as President of AT&T Labs from April 1996 until September 2001 and served as Chief Technology Officer of AT&T from August 1997 until September 2001. Prior to joining AT&T, Dr. Nagel was a Senior Vice President of Apple Computer, where he led the worldwide research and development group responsible for Macintosh hardware, Mac OS software, imaging and other peripheral products. Before joining Apple’s Advanced Technology Group in 1988, Dr. Nagel was a research scientist and head of human factor research at NASA’s Ames Research Center. Dr. Nagel holds undergraduate and graduate degrees in engineering and a doctorate in experimental psychology, all from the University of California, Los Angeles. Dr. Nagel also serves as a director of Liberate Technologies, and ArcoSoft, Inc. and is a member of the newly announced PalmSource, Inc. Board of Directors.
		57	2000

Incumbent Class I Directors Serving for a Term Expiring in 2003

Name	Principal Occupation During Past Five Years	Age	Director Since
Michael Homer
Mr. Homer has served as one of our directors since February 2000. Mr. Homer has been the Chief Executive Officer and Chairman of Kontiki, Inc. since November 2000. From April 1999 to November 2000, Mr. Homer was Senior Vice President at America Online. Prior to Netscape’s acquisition by America Online, Mr. Homer held various positions at Netscape beginning in October 1994, including Executive Vice President, Sales and Marketing and General Manager of Netscape Netcenter. From April 1994 to October 1994, Mr. Homer was a consultant. From August 1993 to April 1994, Mr. Homer served as Vice President, Engineering at EO Corporation, a hand-held computer manufacturer, and from July 1991 to July 1993, Mr. Homer was Vice President, Marketing of Go Corporation, a pen-based software company. He had previously been Director of Product Marketing of Apple, where he held various technical and marketing positions from 1982 through 1991. Mr. Homer holds a B.S. from the University of California, Berkeley. Mr. Homer is also a director of TiVo, Inc.
		44	2000

Name	Principal Occupation During Past Five Years	Age	Director Since
Gareth C. C. Chang
Mr. Chang has served as one of our directors since July 2001. He has been the Chairman and Managing Partner of GC3 & Associates International, LLC since June 2000. From September 1998 to April 2000, Mr. Chang served as Chairman and Chief Executive Officer of STAR TV and Executive Director of News Corporation. From July 1993 to August 1998, Mr. Chang was President of Hughes Electronics International and President of Direct TV International. Previously, he was Corporate Vice President of McDonnel Douglas Corporation. Mr. Chang holds a bachelors degree in mathematics and physics from California State University, Fullerton and a master of business administration degree from Pepperdine University. He also holds an honorary doctoral of science degree from California State University, Fullerton, is currently a visiting professor at Tsinghua University in Beijing, China and is also serving on the Public Policy Advisory Board of the University of California, Los Angeles. Mr. Chang is currently a member of the Advisory Council of Nike Inc. and also serves as a director of SRS Labs, Inc.
		59	2001

R. Todd Bradley
Mr. Bradley has served as one of our directors since July 2002. Mr. Bradley was named Chief Executive Officer of the Solutions Group of Palm, Inc. in June 2002, effective as of September 2002. He has served as President and Chief Operating Officer of the Solutions Group since May 2002. From June 2001 to May 2002, Mr. Bradley served as Executive Vice President and Chief Operating Officer of the Solutions Group. From September 1998 to January 2001, Mr. Bradley held executive positions at Gateway Corporation, serving most recently as Senior Vice President, Consumer. From February 1997 to September 1998, he served as President and Chief Executive Officer of Transport International Pool, a GE Capital Services company that is a global transportation equipment leasing and rental business. From September 1993 to February 1997, Mr. Bradley was with Dun & Bradstreet, most recently serving as President of NCH Promotional Services, a Dun & Bradstreet subsidiary. Mr. Bradley previously held various management positions within logistics, production and quality control at Federal Express Corporation and the Miller Brewing Company. Mr. Bradley holds a Bachelor of Science degree in Business Administration from Towson State University. Mr. Bradley serves on the Advisory Boards of the Consumer Electronics Association of America and Sonic Wall Corporation.
		43	2002

Incumbent Class II Directors for a Term Expiring in 2004

Name	Principal Occupation During Past Five Years	Age	Director Since
Gordon A. Campbell
Mr. Campbell has served as one of our directors since September 1999. Mr. Campbell is the founder and, since 1993, has been President and Chairman of the Board of Techfarm, Inc., a company formed to launch technology-based start-up companies. Mr. Campbell was the founder of CHIPS and Technologies, Inc., a company that designs and distributes very large-scale integrated circuit products, and served as its President and Chief Executive Officer from December 1984 until November 1993, and as its Chairman of the Board from December 1984 until November 1995. Mr. Campbell also serves as a director of Bell Microproducts, Inc. and Chairman of the Board of Directors of 3D/Fx Interactive, Inc.
		58	1999

Susan G. Swenson	Ms. Swenson has served as one of our directors since October 1999. Ms. Swenson has been President and Chief Operating Officer and a director of Leap Wireless International, Inc. since July 1999. From July 1999 to July 2000, Ms. Swenson was Chief Executive Officer of Cricket Communications, Inc. From March 1994 to July 1999, Ms. Swenson served as President and Chief Executive Officer of Cellular One, a joint venture between AirTouch/Vodafone and AT&T Wireless. Ms. Swenson is also a director of Wells Fargo Bank and General Magic, Inc.	54	1999

Board and Committee Meetings

During the fiscal year ended May 31, 2002 (the “Last Fiscal Year”), the Board of Directors held eight meetings. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee.

During the Last Fiscal Year, Palm’s Audit Committee met seven times. Its current members are Gordon A. Campbell, Michael Homer and Susan G. Swenson. The Audit Committee reviews Palm’s auditing, accounting, financial reporting and internal control functions and makes recommendations to the Board of Directors for the selection of independent accountants. In addition, the Audit Committee monitors the quality of Palm’s accounting principles and financial reporting, as well as the independence of and the non-audit services provided by Palm’s independent accountants. For additional information concerning the Audit Committee, see “REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS.”

During the Last Fiscal Year, the Compensation Committee met eight times. Its current members are Gordon A. Campbell and Susan G. Swenson. In addition, Eric A. Benhamou serves as a non-voting member of the Compensation Committee. The Compensation Committee determines, approves and reports to the Board of Directors on all elements of compensation for Palm’s executive officers including salaries, bonuses, stock options, benefits and other compensation arrangements. For additional information concerning the Compensation Committee, see “EXECUTIVE COMPENSATION AND OTHER MATTERS—Compensation Committee Interlocks and Insider Participation” and “REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION.”

During the Last Fiscal Year, no directors attended fewer than seventy-five percent (75%) of the aggregate of the total number of meetings of the Board of Directors held during the period they served as directors and the total number of meetings held by the committees of the Board of Directors during the period that they served on any such committees of the Board of Directors.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

The following table sets forth information concerning the compensation paid by Palm to (i) the chief executive officer of Palm, (ii) the former chief executive officer of Palm who served as the chief executive officer of Palm during part of the Last Fiscal Year, (iii) the four other most highly compensated individuals (based on salary and bonus during the Last Fiscal Year) who were serving as executive officers of Palm at the end of the Last Fiscal Year, and (iv) an individual who would constitute one of the four most highly compensated executive officers (other than the chief executive officer) but for the fact that he was not serving as an executive officer of Palm at the end of the Last Fiscal Year (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Restricted Stock Award(s) ($)(2)		Securities Underlying Options (#)	All Other Compensation ($)(3)
Eric A. Benhamou, Chief Executive Officer and Chairman of the Board of Palm, Inc. (4)	2002	284,375	—	—		1,065,000	—
	2001	—	—	—		—	—
	2000	750,000	275,316	—		—	10,267

Carl J. Yankowski, former Chief Executive Officer and Director of Palm, Inc. (5)	2002	310,226	—	78,600	(10)	897,435	1,539,967
	2001	666,667	249,010	—		1,000,000	71,150
	2000	281,819	430,010	950,000	(11)	2,000,000	130,246

David C. Nagel, President and Chief Executive Officer of PalmSource, Inc. (6)	2002	432,213	—	426,000	(12)	—	3,902

R. Todd Bradley, President and Chief Operating Officer, Solutions Group, and Director of Palm, Inc. (7)	2002	514,596	—	88,800	(13)	1,600,000	55,194

Judy Bruner, Senior Vice President and Chief Financial Officer of Palm, Inc.	2002	330,000	—	125,200	(14)	423,077	2,795
	2001	311,667	58,003	—		242,000	5,788
	2000	247,917	151,522	—		467,000	2,857

Satjiv S. Chahil, former Chief Marketing Officer of Palm, Inc. (8)	2002	365,000	—	52,400	(15)	542,949	368,702
	2001	353,750	68,000	—		462,500	6,915
	2000	89,333	—	926,250	(16)	450,000	407

Stephen Yu, former Vice President, General Counsel and Secretary of Palm, Inc. (9)	2002	235,000	—	52,400	(17)	376,282	3,979
	2001	218,333	32,000	—		183,500	5,518
	2000	162,695	67,316	—		133,500	4,689

(1)
The amounts listed in this column include amounts earned and/or paid under 3Com’s company-wide profit-sharing plan for the first three quarters of fiscal year 2000. 3Com distributed amounts paid under 3Com’s plan at six-month intervals to all employees worldwide, including executive officers, other than those who are paid commissions, with the individual payments pro rata based on salary level. In addition, the amounts listed in this column include amounts earned and/or paid under Palm’s company-wide bonus plan for the last quarter of fiscal year 2000, except with respect to Mr. Benhamou as noted in footnote 3 below. In fiscal year 2001, Palm’s executive officers declined the bonuses that they were eligible to receive under Palm’s company-wide bonus plan for the third quarter of fiscal year 2001. No executive officers were paid bonuses under Palm’s company-wide bonus plan for the fourth quarter of fiscal year 2001 or for the Last Fiscal Year due to Palm’s financial performance.

(2)
Based on the closing sale price of Palm’s common stock as reported on the Nasdaq National Market on May 31, 2002 of $1.59 per share, the dollar value of 890,900 shares of restricted stock outstanding as of May 31, 2002 was $1,416,531, of which 550,620 shares were subject to a right of repurchase by Palm. Palm does not presently plan to pay any dividends on shares of its restricted stock.

(3)
All other compensation generally includes payment of relocation expenses, 401(k) matching payments, group term life insurance premiums and severance payments. With respect to Mr. Yankowski, in the Last Fiscal Year, all other compensation includes $1,426,021 in payments in connection with his resignation pursuant to the Agreement and General Release of All Claims between Mr. Yankowski and Palm, $112,624 in relocation expenses and $1,323 in group term life insurance premiums. With respect to Dr. Nagel, in the Last Fiscal Year, all other compensation includes $3,902 in group term life insurance premiums. With respect to Mr. Bradley, in the Last Fiscal Year, all other compensation includes $44,744 in relocation payments, $9,500 in 401(k) matching payments and $950 in group term life insurance premiums. With respect to Ms. Bruner, in the Last Fiscal Year, all other compensation includes $2,063 in 401(k) matching payments and $732 in group term life insurance premiums. With respect to Mr. Chahil, in the Last Fiscal Year, all other compensation includes $365,000 in severance payments, $1,825 in 401(k) matching payments and $1,877 in group term life insurance premiums. With respect to Mr. Yu, in the Last Fiscal Year, all other compensation includes $3,525 in 401(k) matching premiums and $454 in group term life insurance premiums.

(4)
Mr. Benhamou was the Chief Executive Officer of Palm, Inc. during the first six months of fiscal year 2000 when Palm, Inc. was a subsidiary of 3Com Corporation. All of Mr. Benhamou’s compensation for fiscal year 2000 reflects the compensation he received from 3Com Corporation as Chief Executive Officer of 3Com. Mr. Benhamou became Chief Executive Officer of Palm, Inc, on November 9, 2001 upon the resignation of Mr. Yankowski as Chief Executive Officer.

(5)	Mr. Yankowski was the Chief Executive Officer of Palm, Inc. until November 9, 2001.

(6)	Dr. Nagel became an employee of Palm, Inc. in September 2001 and President and Chief Executive Officer of PalmSource, Inc., a subsidiary of Palm, Inc., in December 2001.

(7)
Mr. Bradley became an employee of Palm, Inc. in June 2001 and was appointed a director of Palm, Inc. effective as of July 2002. In addition, Mr. Bradley has been appointed Chief Executive Officer of the Solutions Group of Palm, Inc. effective as of September 2002.

(8)	Mr. Chahil was Chief Marketing Officer of Palm, Inc. until May 31, 2002.

(9)	Mr. Yu was Vice President, General Counsel and Secretary of Palm, Inc. until May 31, 2002.

(10)
Represents the dollar value of the 15,000 shares of restricted stock granted to Mr. Yankowski based upon the closing price of $5.24 per share of Palm’s common stock on the date of grant. Mr. Yankowski forfeited all of these shares of restricted stock at the time he ceased to be an employee of Palm on November 9, 2001.

(11)
Represents the dollar value of the 25,000 shares of restricted stock granted to Mr. Yankowski based upon the closing price of $38.00 per share of Palm’s common stock on the date of grant. All of these shares of restricted stock were vested upon Mr. Yankowski’s resignation from Palm on November 9, 2001.

(12)
Represents the dollar value of grants of 50,000 shares and 100,000 shares of restricted stock to Dr. Nagel based upon the closing price of $2.84 per share of Palm’s common stock on the date of grant. The grant of 50,000 shares of restricted stock vests two years after the date of grant and will have its vesting accelerate upon the successful release to the market of the first Palm ARM-based operating system. The grant of 100,000 shares of restricted stock vests in equal annual increments over a two-year period.

(13)
Includes the dollar value of 10,000 shares of restricted stock granted to Mr. Bradley based upon the closing price of $5.24 per share of Palm’s common stock on the date of grant, which vests on the sixth anniversary of the date of grant. Also includes the dollar value of 10,000 shares of restricted stock granted to Mr. Bradley based upon the closing price of $3.64 per share of Palm’s common stock on the date of grant, which vests as to thirty percent of the shares on the first and second anniversary of the date of grant and as to the remaining forty percent of the shares on the third anniversary of the date of grant.

(14)
Includes the dollar value of 10,000 shares of restricted stock granted to Ms. Bruner based upon the closing price of $5.24 per share of Palm’s common stock on the date of grant, which vests on the sixth anniversary of the date of grant. Also includes the dollar value of 20,000 shares of restricted stock granted to Ms. Bruner based upon the closing price of $3.64 per share of Palm’s common stock on the date of grant, which vests as to thirty percent of the shares on the first and second anniversary of the date of grant and as to the remaining forty percent of the shares on the third anniversary of the date of grant.

(15)
Represents the dollar value of 10,000 shares of restricted stock granted to Mr. Chahil based upon the closing price of $5.24 per share of Palm’s common stock on the date of grant. Mr. Chahil forfeited all of these shares of restricted stock at the time he ceased to be an employee of Palm on May 31, 2002.

(16)
Represents the dollar value of 24,375 shares of restricted stock granted to Mr. Chahil based upon the closing price of $38.00 per share of Palm’s common stock on the date of grant. Seventy-five percent of the shares of restricted stock granted to Mr. Chahil were vested at the time he ceased to be an employee of Palm on May 31, 2002, and the remaining shares of restricted stock held by Mr. Chahil were forfeited at such time.

(17)
Represents the dollar value of 10,000 shares of restricted stock granted to Mr. Yu based upon the closing price of $5.24 per share of Palm’s common stock on the date of grant. Mr. Yu forfeited these shares at the time he ceased to be an employee of Palm on May 31, 2002.

Grants of Stock Options

The following table provides information concerning grants of options to purchase Palm’s common stock made during the Last Fiscal Year to the Named Executive Officers:

OPTION GRANTS IN FISCAL YEAR 2002

	Individual Grants
Name	Number of Securities Underlying Options Granted(#)(1)		% of Total Options Granted to Employees in Fiscal Year 2002(2)	Exercise Price Per Share ($/sh)(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
						5% ($)		10% ($)
Eric A. Benhamou	980,000	(6)	3.0	2.65	11/09/2011	1,633,239		4,138,949

Carl J. Yankowski	498,575	(7)	1.5	5.24	08/06/2011	1,643,008		4,163,705
	398,860	(8)	1.2	5.24	08/06/2011	1,314,406		3,330,964

David C. Nagel (5)	—		—	—	—	—		—

R. Todd Bradley	750,000	(9)	2.3	5.14	06/15/2011	2,424,389		6,143,877
	100,000	(10)	0.3	3.43	11/16/2011	215,711		546,654
	750,000	(11)	2.3	2.56	05/03/2012	1,207,478		3,059,986

Judy Bruner	235,043	(7)	0.7	5.24	08/06/2011	774,563		1,962,894
	188,034	(8)	0.6	5.24	08/06/2011	619,649		1,570,312

Satjiv S. Chahil	259,972	(7)	0.8	5.24	08/06/2011	856,714	(13)	2,171,081	(13)
	207,977	(8)	0.6	5.24	08/06/2011	685,369	(13)	1,736,860	(13)
	75,000	(12)	0.2	3.64	12/10/2011	171,688	(13)	435,092	(13)

Stephen Yu	167,379	(7)	0.5	5.24	08/06/2011	551,582	(14)	1,397,817	(14)
	133,903	(8)	0.4	5.24	08/06/2011	441,265	(14)	1,118,252	(14)
	75,000	(12)	0.2	3.64	12/10/2011	171,688	(14)	435,092	(14)

(1)	All of the above options are subject to the terms of Palm’s 1999 Stock Plan and are exercisable only as they vest.

(2)	Based on a total of options to purchase 31,885,107 shares granted to all Palm employees in the Last Fiscal Year.

(3)	All options were granted at an exercise price equal to the fair market value of Palm’s common stock on the date of grant.

(4)
Potential realizable values are net of exercise price, but before deduction of taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules, and do not represent Palm’s estimate of future stock prices. No gain to an optionee is possible without an increase in stock price, which will benefit all stockholders commensurately. A zero percent gain in stock price will result in zero dollars for the optionee. Actual realizable values, if any, on stock option exercises are dependent on the future performance of Palm’s common stock, overall market conditions and the option holders’ continued employment through the vesting period.

(5)	Dr. Nagel received an option grant to purchase shares of PalmSource, Inc., a subsidiary of Palm, for his service as President and Chief Executive Officer of PalmSource, Inc.

(6)
This option was granted to Mr. Benhamou on November 9, 2001 in his capacity as Chief Executive Officer of Palm. This option commenced vesting on the date of grant and became exercisable in equal daily increments over a six-month period.

(7)
These options were granted on August 6, 2001. As a result of a specific performance metric having been met, twenty percent of the shares subject to these options vested and became exercisable on May 31, 2002. The remaining eighty percent of the shares subject to these options will vest and become exercisable on the sixth anniversary of the date of grant.

(8)	These options were granted on August 6, 2001. These options commenced vesting on the date of grant and fully vest and become exercisable on the first anniversary of the date of grant.

(9)
This option was granted on June 15, 2001. This option commenced vesting on the date of grant and became exercisable as to twenty-five percent of the shares subject to the option on the first anniversary of the date of grant. The remaining shares subject to the option vest and become exercisable in equal monthly increments over three years thereafter.

(10)	This option was granted on November 16, 2001. This option commenced vesting on the date of grant and becomes exercisable in equal monthly increments over a four-year period.

(11)	This option was granted on May 3, 2002. This option commenced vesting on the date of grant and becomes exercisable in equal monthly increments over a four-year period.

(12)
These options were granted on December 10, 2001. These options commenced vesting on the date of grant and became exercisable as to twenty-five percent of the shares subject to the options on the three-month anniversary of the date of grant. The remaining shares subject to these options vest and become exercisable in equal monthly increments over nine months thereafter, provided the optionee continues to be employed by Palm.

(13)
Mr. Chahil’s options are exercisable for twelve months following May 31, 2002, the date that he ceased to be an employee of Palm. The potential realizable value of Mr. Chahil’s options at assumed annual rates of return of 5% and 10%, respectively, is substantially lower than the potential realizable values listed in the table above, which were calculated over the course of the original term of the options as of the date of grant.

(14)
Mr. Yu’s options are exercisable for three months following May 31, 2002, the date that he ceased to be an employee of Palm. The potential realizable value of Mr. Yu’s options at assumed annual rates of return of 5% and 10%, respectively, is substantially lower than the potential realizable values listed in the table above, which were calculated over the course of the original term of the options as of the date of grant.

Exercises of Stock Options

The following table provides information concerning option exercises during the Last Fiscal Year and the exercisable and unexercisable options held by the Named Executive Officers as of May 31, 2002:

AGGREGATED OPTION EXERCISES IN FISCAL
YEAR 2002 AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at May 31, 2002 (#)		Value of Unexercised In-the-Money Options at May 31, 2002 (1)($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Eric A. Benhamou	—	—	993,334	111,666	—	—
Carl J. Yankowski	—	—	—	—	—	—
David C. Nagel	—	—	—	—	—	—
R. Todd Bradley	—	—	12,500	1,587,500	—	—
Judy Bruner	—	—	449,077	776,352	—	—
Satjiv S. Chahil(2)	—	—	1,047,991	—	—	—
Stephen Yu(3)	—	—	225,445	—	—	—

(1)	Based on a fair market value of $1.59 per share as of May 31, 2002, the closing sale price per share of Palm’s common stock on that date as reported on the Nasdaq National Market.

(2)	Mr. Chahil’s options are exercisable for twelve months following the date that he ceased to be an employee of Palm, which was May 31, 2002.

(3)	Mr. Yu’s options are exercisable for three months following the date that he ceased to be an employee of Palm, which was May 31, 2002.

Employment, Severance and Change-of-Control Arrangements

Mr. Yankowski served as Palm’s Chief Executive Officer and as a director until his resignation on November 9, 2001. Pursuant to the terms of the Agreement and General Release of All Claims between Mr. Yankowski and Palm dated November 8, 2001, Mr. Yankowski received $1,400,000 in salary payments, a lump sum payment relating to health, dental and vision benefits coverage for two years following his termination, the full vesting of his options to purchase shares of Palm’s common stock that would have otherwise vested had he remained employed with Palm for two years following his termination (other than options that vest solely upon the achievement of performance objectives), the full vesting of his shares of restricted stock (other than shares that vest solely upon the achievement of performance objectives), the payment of Mr. Yankowski’s moving costs, the ownership of personal computers provided by Palm and payments to cover certain other items, in exchange for Mr. Yankowski’s release of Palm from all claims and actions he may be entitled to bring and his covenant not to participate in or involve himself in any claims or actions against Palm, among other things.

Pursuant to an Employment Offer Letter dated September 13, 2001, Dr. Nagel accepted the position of Chief Executive Officer and President of PalmSource, Inc. (“PalmSource”). The terms of the offer letter include, among other things, a starting salary of $620,000 per year, participation in a discretionary cash bonus plan, a grant of stock options to purchase shares of PalmSource (when possible), a grant of shares of Palm restricted stock, a sign-on/retention bonus of $200,000 payable over 18 months, which Dr. Nagel will have to return to Palm if he terminates his employment voluntarily within one year of his date of hire, and standard benefits. Pursuant to the offer letter, Dr. Nagel is entitled to severance benefits if his employment is terminated involuntarily by Palm or PalmSource, other than for cause (as defined in the offer letter) or voluntarily by him for good reason (as defined in the offer letter). These severance benefits include a severance payment equal to two times Dr. Nagel’s annual salary and 100% of his target bonus, continued employee benefits for two years, a pro-rated bonus payment, acceleration of vesting of his stock options and his Palm restricted stock grant as if he continues as an employee of PalmSource for two additional years following his termination, payment of the difference between the total value of Dr. Nagel’s Palm restricted stock grant on the date of termination and $2,000,000 (if such termination occurs prior to September 15, 2003), and a waiver of any obligation on his part to return any of the sign-on/retention bonus.

Palm has entered into management retention agreements with the following Named Executive Officers: Judy Bruner, Satjiv Chahil, R. Todd Bradley and Stephen Yu. Pursuant to these agreements, each of these officers is entitled to severance benefits if, within 12 months following a change of control (as defined in the management retention agreements), the employee’s employment is terminated involuntarily by Palm other than for cause (as defined in the management retention agreements), death or disability (as defined in the management retention agreements) or voluntarily by the employee for good reason (as defined in the management retention agreements) and the employee enters into a mutual release of claims with Palm. These severance benefits include a severance payment of one times his or her annual salary and target bonus, continued company-paid coverage of certain employee benefits for a minimum of two years following his or her termination, pro-rated bonus payment, full acceleration of vesting of his or her stock options, and a tax equalization payment to eliminate the effects of any applicable “golden parachute” excise tax. If any of these individual’s employment with Palm is terminated by Palm for other than cause, death or disability or by such employee for good reason (in either case, other than within 12 months after a change of control), he or she will be entitled to certain payments and benefits. These payments and benefits include a lump sum payment equal to his or her then annual base salary, vesting of one-half of any shares of restricted stock (excluding any shares that vest solely upon the achievement of performance objectives), and 1 year of vesting of stock options (excluding any shares that vest solely upon the achievement of performance objectives) and certain employer paid health benefits.

Mr. Chahil served as Palm’s Chief Marketing Officer until his resignation on May 31, 2002. Pursuant to the terms of the Agreement and General Release of All Claims between Mr. Chahil and Palm dated May 29, 2002, Mr. Chahil received the sum of $365,000 in salary payments, the full vesting of his options to purchase shares of Palm’s common stock that would have otherwise vested had he remained employed with Palm for one year following his resignation (other than options that vest solely upon the achievement of performance objectives), the full vesting of his shares of restricted stock that would have otherwise vested had he remained employed with Palm for one year following his resignation (other than shares that vest solely upon the achievement of performance objectives), the payment of costs related to group employee benefit coverage continuation until May 31, 2003, unless Mr. Chahil is earlier provided substantially equivalent coverage from another employer, and certain other outplacement services. Mr. Chahil was provided the above described benefits in exchange for, among other things, Mr. Chahil’s release of Palm from all claims and actions he may be entitled to bring, his covenant not to participate in or involve himself in any claims or actions against Palm and a covenant regarding non-solicitation. Pursuant to a Consulting Agreement dated May 29, 2002, Mr. Chahil agreed to provide certain services to Palm as an independent contractor upon Palm’s request. The Consulting Agreement is effective as of June 1, 2002 and expires on May 31, 2003. Mr. Chahil agreed to assign and transfer to Palm all rights, title and interest in any work product arising from services performed by Mr. Chahil for Palm and to keep all proprietary Palm information confidential. In exchange for Mr. Chahil’s services, Palm will pay him an hourly fee and allow him to exercise any vested options to purchase Palm common stock until May 31, 2003.

Palm’s 1999 Stock Plan, as amended (the “Stock Plan”), provides that in the event of Palm’s merger with or into another corporation or the sale of substantially all of Palm’s assets, the successor corporation may assume or substitute an equivalent award for each outstanding option or stock purchase right. If following such an assumption or substitution, the holder of an option or stock purchase right is terminated without cause within 12 months following a change of control (as defined in the Stock Plan), then the vesting and exercisability of 50% of the then unvested shares of common stock of Palm subject to his or her option or stock purchase right will accelerate. If the outstanding options or stock purchase rights are not assumed or substituted for in connection with a merger or sale of assets, the administrator of the Stock Plan will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

Under Palm’s 1999 Employee Stock Purchase Plan, as amended, in the event of Palm’s merger with or into another corporation or the sale of all or substantially all of Palm’s assets, the successor corporation may assume or substitute an equivalent option for each outstanding option. If the successor corporation does not assume or substitute for the outstanding options, the purchase periods and offering periods then in progress will be shortened by setting a new exercise date, which will be before the merger or sale of assets.

Palm’s Amended and Restated 1999 Director Option Plan, as amended (the “1999 Director Plan”), provides that in the event of Palm’s merger with or into another corporation or the sale of substantially all of Palm’s assets, each outstanding option may be assumed or an equivalent option substituted by the successor corporation. If the successor corporation does not assume or substitute for an outstanding option, the option will become fully vested and exercisable. If an option becomes fully vested and exercisable in lieu of such assumption or substitution, the administrator of the 1999 Director Plan will notify the optionee that the option is fully exercisable for 30 days from the date of such notice and that the option will terminate upon the expiration of such 30-day period. In addition, in the event of a change of control (as defined in the 1999 Director Plan), the exercisability of each outstanding option will accelerate and become fully vested and exercisable immediately prior to the change of control as to all of the shares then subject to the option. The option will terminate immediately following the change of control.

Palm’s 2001 Stock Option Plan for Non-Employee Directors (the “2001 Director Plan”) provides that in the event of Palm’s merger with or into another corporation or the sale of substantially all of Palm’s assets, each outstanding option may be assumed or an equivalent option substituted by the successor corporation. If the successor corporation does not assume or substitute for an outstanding option, the option will become fully vested and exercisable. If an option becomes fully vested and exercisable in lieu of such assumption or substitution, the administrator of the 2001 Director Plan will notify the optionee that the option is fully exercisable for 30 days from the date of such notice and that the option will terminate upon the expiration of such 30-day period. In addition, if a change of control (as defined in the 2001 Director Plan) occurs and a non-employee director will cease to be such as an immediate and direct consequence of the change of control, his or her outstanding options (if not yet expired) will become fully exercisable on the date of the change of control.

Compensation of Directors

Members of the Board of Directors who are not employees of Palm or any subsidiary of Palm (“Non-Employee Directors”) received an annual retainer (which has been paid quarterly since September 1999) during the Last Fiscal Year as follows: members of the Board of Directors who serve on a standing committee of the Board of Directors receive $25,000 each; members of the Board of Directors who are not on a standing committee of the Board of Directors receive $20,000 each; plus reimbursement of travel expenses for travel by members of the Board of Directors who reside outside of the local area.

Non-Employee Directors are eligible to receive stock options under the 2001 Director Plan. Under the 2001 Director Plan, each Non-Employee Director who was a Non-Employee Director on October 11, 2001, the effective date of the 2001 Director Plan, received an automatic grant of an option to purchase 60,000 shares of Palm’s common stock, provided that he or she had served as such for at least the six months immediately preceding that date. Each Non-Employee Director who first becomes a Non-Employee Director after the effective date of the 2001 Director Plan will automatically be granted an option to purchase 60,000 shares of Palm’s common stock on the date that he or she is first appointed or elected as a Non-Employee Director. Each Non-Employee Director will also automatically be granted an option to purchase 30,000 shares of Palm’s common stock on the date of each annual meeting after the effective date of the 2001 Director Plan if he or she is a Non-Employee Director on the date of such annual meeting and has served as such for at least the immediately preceding six months. In addition to the initial and/or ongoing grants of options described above, a Non-Employee Director may be eligible to receive automatic grants of options based on his or her service as the Chairman of a standing committee of the Board of Directors (a “Committee Chair”), a member (whether voting or non-voting) of a standing committee of the Board of Directors (a “Committee Member”), and/or the Chairman of the Board of Directors. Each Non-Employee Director who was a Committee Chair on the effective date of the 2001 Director Plan was automatically granted an option to purchase 7,000 shares of Palm’s common stock on that date. Each Non-Employee Director who first becomes a

Committee Chair after the effective date of the 2001 Director Plan will automatically be granted an option to purchase 7,000 shares of Palm’s common stock on the date that he or she is first appointed as a Committee Chair. Each Non-Employee Director who has received an option by reason of his or her status as a Committee Chair will also automatically be granted an option to purchase 7,000 shares of Palm’s common stock on the date of each annual meeting after the effective date of the 2001 Director Plan if he or she is a Committee Chair on the date of such annual meeting and has served in such position for at least the immediately preceding six months. A Non-Employee Director will be entitled to more than one option by reason of his or her status as a Committee Chair to the extent that, on any grant date, he or she is the Chairman of more than one standing committee of the Board of Directors. In addition, each Non-Employee Director who was a Committee Member on the effective date of the 2001 Director Plan was automatically granted an option to purchase 5,000 shares of Palm’s common stock on that date. Each Non-Employee Director who first becomes a Committee Member after the effective date of the 2001 Director Plan will automatically be granted an option to purchase 5,000 shares of Palm’s common stock on the date that he or she is first appointed as a Committee Member. Each Non-Employee Director who has received an option by reason of his or her status as a Committee Member will also automatically be granted an option to purchase 5,000 shares of Palm’s common stock on the date of each annual meeting after the effective date of the 2001 Director Plan if he or she is a Committee Member on the date of such annual meeting and has served in such position for at least the immediately preceding six months. A Non-Employee Director will be entitled to more than one option by reason of his or her status as a Committee Member to the extent that, on any grant date, he or she is a member of more than one standing committee of the Board of Directors. However, a Non-Employee Director may not receive an option by reason of his or her service on any standing committee with respect to which he or she is entitled to receive an option by reason of his or her status as the Chairman of that committee. Finally, each Non-Employee Director who is the Chairman of the Board of Directors on the date of an annual meeting will automatically be granted an option to purchase 10,000 shares of Palm’s common stock on that date. Each option granted under the 2001 Director Plan has a maximum term of ten years and an exercise price equal to the fair market value of the shares subject to the option on the date of grant. Each option becomes exercisable in three equal annual installments, beginning on the first anniversary of the date of grant, provided in each case the Non-Employee Director remains a director on those dates. However, if a change of control (as defined in the 2001 Director Plan) occurs and an optionee will cease to be a Non-Employee Director as an immediate and direct consequence of the change of control, his or her outstanding options will become fully vested and exercisable on the date of the change of control. Also, if an optionee terminates his or her service on the Board of Directors due to his or her death, his or her outstanding options will immediately vest in full. During the Last Fiscal Year, options were granted under the 2001 Director Plan for the following number of shares of Palm’s common stock and at the exercise prices shown: Eric A. Benhamou: 85,000 shares at a per share exercise price of $2.09; Gordon A. Campbell: 72,000 shares at a per share exercise price of $2.09; Jean-Jacques Damlamian: 60,000 shares at a per share exercise price of $2.09; Michael Homer: 60,000 shares at a per share exercise price of $2.09 and 5,000 shares at a per share exercise price of $3.19; and Susan G. Swenson: 72,000 shares at a per share exercise price of $2.09. In addition, during the Last Fiscal Year, upon becoming a member of Palm’s Board of Directors in July 2001, Gareth C.C. Chang was granted an option to purchase 40,000 shares of Palm’s common stock at a per share exercise price of $5.06 under the 1999 Director Plan.

Non-Employee Directors are also eligible for discretionary awards under Palm’s 1999 Stock Plan, as amended. However, as of the date of this Proxy Statement, no discretionary awards have been granted to Non-Employee Directors under the 1999 Stock Plan.

Compensation Committee Interlocks and Insider Participation

During the Last Fiscal Year, Gordon A. Campbell and Susan G. Swenson served as members of the Compensation Committee of Palm’s Board of Directors, none of whom is or has been an officer or employee of Palm. In addition, during the Last Fiscal Year, Eric A. Benhamou served as a non-voting member of the Compensation Committee. Mr. Benhamou currently serves as Palm’s Chief Executive Officer. No interlocking relationship existed during the Last Fiscal Year between Palm’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires Palm’s executive officers, directors and persons who beneficially own more than 10% of Palm’s common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”). Such persons are required by SEC regulations to furnish Palm with copies of all Section 16(a) forms filed by such persons.

On July 25, 2002, Michael Homer filed a Form 5 with respect to a grant of an option to purchase 5,000 shares of Palm’s common stock that Mr. Homer received automatically under Palm’s 2001 Stock Option Plan for Non-Employee Directors upon becoming a member of Palm’s Audit Committee on December 18, 2001. Except as indicated, based solely on Palm’s review of such forms furnished to Palm and written representations from certain reporting persons, Palm believes that all filing requirements applicable to Palm’s executive officers, directors and more than 10% stockholders were complied with during the Last Fiscal Year.

Certain Relationships and Related Transactions

Transactions with 3Com Corporation

Through February 26, 2000, the date of Palm’s legal separation from 3Com Corporation, Palm’s costs and expenses included allocations of certain 3Com expenses, including centralized legal, accounting, treasury, real estate, information technology, distribution, customer service, sales, marketing, engineering, and other 3Com corporate services and infrastructure costs. These allocations were determined on bases that 3Com and Palm considered to be reasonable reflections of the utilization of services provided or the benefit received by Palm. Such allocated costs included in the accompanying consolidated statements of operations for the fiscal year ended June 2, 2000 totaled $51,027,000.

After the legal separation from 3Com, Palm has paid 3Com for certain leased facilities and for transitional services required while Palm established its independent infrastructure. Amounts paid to 3Com under these agreements since the separation date were approximately $25,200,000, $31,900,000 and $11,500,000 for fiscal years 2002, 2001 and 2000, respectively.

A Tax Sharing Agreement between Palm and 3Com allocates 3Com’s and Palm’s responsibilities for certain tax matters while Palm was a subsidiary of 3Com. The agreement requires Palm to pay 3Com for the incremental tax costs of Palm’s inclusion in consolidated, combined or unitary tax returns with affiliated corporations. The agreement also provides for compensation or reimbursement as appropriate to reflect re-determinations of Palm’s tax liability for periods during which Palm joined in filing consolidated, combined or unitary tax returns. This agreement also requires Palm to indemnify 3Com for certain additional taxes that would result if an acquisition of a controlling interest in Palm’s stock after the distribution by 3Com to 3Com’s stockholders of the shares of Palm’s common stock owned by 3Com (which occurred on July 27, 2000) causes the distribution not to qualify for tax-free treatment to 3Com.

Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the group’s federal income tax liability. Accordingly, Palm could be required to pay a deficiency in the group’s federal income tax liability for a period during which Palm was a member of the group even if the Tax Sharing Agreement allocates that liability to 3Com or another member.

Effective as of the date of Palm’s legal separation from 3Com, subject to specified exceptions, Palm and 3Com each released the other from any liabilities arising from events occurring on or before the separation date. In general, Palm and 3Com have indemnified the other from all liabilities arising from their respective businesses or contracts, as well as liabilities arising from a breach of the separation agreement or any ancillary agreement.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Set forth below is a report submitted by Palm’s Audit Committee describing Palm’s financial and accounting management policies and practices. The Audit Committee is composed of three directors who are independent within the meaning of the Nasdaq rules. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which was attached as Appendix A to the proxy statement for Palm’s 2001 Annual Meeting of Stockholders. The Audit Committee among other things:

•	recommends to the Board of Directors which firm to engage as Palm’s independent auditors and reviews the independent auditors’ compensation, terms of engagement and independence;

•	meets with the independent auditors and financial management of Palm to review the scope of the proposed audit for the current year;

•	reviews the results of each independent audit;

•	considers, with the independent auditors and senior internal auditing executive, the adequacy of Palm’s internal financial controls;

•	considers major changes and other major questions of choice regarding appropriate auditing and accounting principles and practices to be following when preparing Palm’s financial statements;

•	reviews the procedures employed by Palm in preparing published financial statements and related management commentaries; and

•	meets periodically with management to review Palm’s major financial risk exposures.

In this context, the Audit Committee hereby reports as follows:

•	it has reviewed and discussed the audited financial statements with Palm’s management;

•	it has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented;

•	it has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, as may be modified or supplemented; and

•	it has discussed with the independent auditors the independent auditors’ independence.

Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Palm’s Annual Report on Form 10-K for the fiscal year ended May 31, 2002.

THE AUDIT COMMITTEE OF THE BOARD
OF DIRECTORS

Gordon A. Campbell
Michael Homer
Susan G. Swenson

AUDIT AND RELATED FEES

Audit Fees

The aggregate fees billed to Palm by Deloitte & Touche LLP for the audit of Palm’s annual financial statements for the Last Fiscal Year and for the review of the financial statements included in Palm’s quarterly reports on Form 10-Q for the Last Fiscal Year totaled $1,083,000.

Financial Information Systems Design and Implementation Fees

The aggregate fees billed by Deloitte & Touche LLP to provide advice to Palm regarding financial information systems design and implementation during the Last Fiscal Year totaled $128,000.

All Other Fees

The aggregate fees billed to Palm by Deloitte & Touche LLP for services rendered to Palm during the Last Fiscal Year, other than the services described above under “AUDIT FEES” and “FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES,” totaled $995,000.

During the first half of the Last Fiscal Year, Deloitte & Touche LLP provided certain non-recurring consulting services to assist Palm in completing the implementation of certain key financial and non-financial information systems. Palm engaged in a significant number of systems implementations beginning in the fourth quarter of fiscal year 2000 as it separated from 3Com Corporation. These systems implementations were completed in the first half of the Last Fiscal Year. Deloitte & Touche LLP was one of several firms engaged to assist with these system implementations. Palm made all significant management decisions and evaluated the adequacy of the results of such projects. Palm’s management is responsible for maintaining a system of internal controls and has not relied upon Deloitte & Touche LLP in determining the adequacy of Palm’s financial reporting systems. The non-recurring consulting services provided by Deloitte & Touche LLP and other firms in the Last Fiscal Year are not necessarily representative of future consulting service levels. No fees relating to consulting services for system implementations provided by Deloitte & Touche LLP were incurred in the second half of the Last Fiscal Year. The Audit Committee considered these services in its discussions with Deloitte & Touche LLP regarding Deloitte & Touche LLP’s independence. As of the date of this Proxy Statement, Palm’s current policy is to not engage Deloitte & Touche LLP to provide, among other things, financial information systems design and implementation services, bookkeeping services, appraisal or valuation services, or internal audit services. The policy provides that Palm may engage Deloitte & Touche LLP to provide audit, tax, and other assurance services, such as, review of SEC reports or filings and due diligence procedures performed in connection with mergers or acquisitions.

The Audit Committee considered and determined that the provision of the services other than the services described under “AUDIT FEES” is compatible with maintaining the independence of the independent auditors.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

Summary of Compensation Policies for Executive Officers

The goals of Palm’s compensation program are to: (i) enable Palm to attract, retain and motivate the most qualified talent who contribute to the long-term success of Palm; (ii) align compensation with business objectives and performance; and (iii) align incentives for executive officers with the interests of stockholders in maximizing stockholder value. Palm emphasizes performance-based compensation that is competitive with the marketplace, and the importance of clearly communicating performance objectives. Palm intends to annually review its compensation practices by comparing them to surveys of relevant competitors and set objective compensation parameters based on this review. Compensation policies also reflect the competition for executive talent and the unique challenges and opportunities facing Palm in the handheld computing and Internet content and access markets.

Palm’s compensation program for all employees includes both cash- and equity-based elements. Because it is directly linked to the interests of our stockholders, equity-based compensation is emphasized in the design of Palm’s compensation programs. Consistent with competitive practices, Palm also utilizes a cash bonus plan based on achievement of financial performance objectives.

Cash Compensation

Salary.    Palm sets a base salary range for each executive officer, including the Chief Executive Officer, by reviewing the base salary for comparable positions of a broad peer group, including companies similar in size and business that compete with Palm in the recruitment and retention of senior personnel. Base pay is targeted at the 60th percentile of market on the basis of external salary data from independent surveys. Individual salaries for each executive officer are set relative to this target based on sustained individual performance and contribution to Palm’s results.

Cash Bonus.    During the Last Fiscal Year, all employees of Palm were eligible to participate in Palm’s cash bonus plan, with executive employee bonuses determined by the Compensation Committee. This plan provided cash awards for meeting quarterly revenue and profitability goals, based on a matrix in which 100% of target could be achieved only if Palm’s results meet targets. Targets for quarterly cash bonus awards for executive employees ranged from 35% to 100% of eligible base salary. Awards could range from zero to 200% of target and could be earned semi-annually, based on achievement of stated performance objectives. An additional 50% of target could be earned at year-end based on achievement of stated annual performance objectives related to consistency of financial results. In the Last Fiscal Year, based on Palm’s financial performance, no bonus was paid to executive officers.

On July 25, 2002, the Compensation Committee approved the Fiscal Year 2003 Annual Incentive Plan. This plan provides that bonuses will be paid upon the achievement of certain profitability and performance objectives.

Equity-Based Compensation

Initial or “new-hire” options are granted to executive officers when they first join Palm. In addition, restricted stock may be granted to certain executive officers when they first join Palm. Thereafter, options and restricted stock may be granted to each executive officer annually and from time to time based on performance. To enhance retention, options and restricted stock granted to executive officers are subject to vesting restrictions that generally lapse over one to four years. The amount of actual options granted depends on the individual’s level of responsibility and a review of stock option grants of positions at a broad peer group. Options granted by Palm at the then-current fair market value become valuable and exercisable only if the executive officer continues to serve Palm and the price of Palm’s stock subsequently increases.

In designing executive compensation for the Last Fiscal Year, Palm retained outside consultants to perform a comprehensive assessment of compensation for its Chief Executive Officer and other executive officers. The services rendered by the consultant to the Compensation Committee included surveying competitors’ practices, assessing the mix of pay relative to competitive practices, evaluating the linkage between pay and performance, and recommending compensation strategies.

The Compensation Committee has considered the potential impact of Section 162(m) (the “Section”) of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, other than compensation that is “performance-based.” Palm’s Performance Based Bonus Plan permits Palm to pay compensation that is performance-based and thus fully deductible by Palm. Since the targeted cash compensation of the majority of the Named Executive Officers is below the $1 million threshold and Palm believes that any options granted under the 1999 Stock Plan, as amended, will meet the requirement of being performance-based under the Section, the Compensation Committee concluded that the Section should not materially reduce the tax deductions available to Palm and that no changes to Palm’s compensation program were needed in this regard. However, the Compensation Committee may from time to time approve compensation that is not deductible under the Section.

CEO Compensation

From the beginning of the Last Fiscal Year until November 9, 2001 when Mr. Yankowski resigned as Chief Executive Officer of Palm, Mr. Yankowski’s salary for the Last Fiscal Year of $310,226 reflected his position, duties and responsibilities. Mr. Yankowski’s stock option grant for the Last Fiscal Year reflected his position, duties and responsibilities.

From November 9, 2001 through the end of the Last Fiscal Year, Mr. Benhamou served as Chief Executive Officer of Palm. Mr. Benhamou’s salary for the period in which he served as Chief Executive Officer during the Last Fiscal Year of $284,375 reflected his position, duties and responsibilities. Mr. Benhamou’s stock option grant for his service as Chief Executive Officer during the Last Fiscal Year reflected his position, duties and responsibilities.

THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Gordon A. Campbell
Susan G. Swenson
Eric A. Benhamou (non-voting member)

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the cumulative total return on Palm’s common stock with the cumulative total return of the S&P 500 Index, the J.P. Morgan H&Q Technology Index and the S&P 500 Information Technology Index for the period commencing on March 2, 2000, the date of the initial public offering of Palm’s common stock, and ending on May 31, 2002, Palm’s fiscal year end.

COMPARISON OF CUMULATIVE TOTAL RETURN*
AMONG PALM, INC., THE S&P 500 INDEX,
THE J.P. MORGAN H&Q INDEX AND THE
S&P 500 INFORMATION TECHNOLOGY INDEX

*
ASSUMES $100 INVESTED ON MARCH 2, 2000 IN PALM COMMON STOCK AND THE J.P. MORGAN H&Q TECHNOLOGY INDEX AND $100 INVESTED ON FEBRUARY 29, 2000 IN THE S&P 500 INDEX AND THE S&P 500 INFORMATION TECHNOLOGY INDEX – INCLUDING REINVESTMENT OF ANY DIVIDENDS

Data Points for Performance Graph

	Cumulative Total Return
	March 2, 2000(1)	June 2, 2000		June 1, 2001		May 31, 2002
Palm, Inc.	$100	$70		$16		$4
S&P 500 Index	$100	$104	(3)	$93	(3)	$81
J.P. Morgan H&Q Technology Index (2)	$100	$83		$42		__
S&P 500 Information Technology Index (2)	$100	$88	(3)	$46	(3)	$33

(1)
The initial measurement point for the performance graph assumes a $100 investment in Palm’s common stock and in the J.P. Morgan H&Q Technology Index on March 2, 2000 and in the S&P 500 Index and S&P 500 Information Technology Index on February 29, 2000. In addition, the cumulative total returns assume the reinvestment of any dividends.

(2)	The J.P. Morgan H&Q Technology Index was discontinued during the Last Fiscal Year. Accordingly, Palm has selected the S&P 500 Information Technology Index as a replacement for the discontinued index.

(3)
The cumulative total return information for the S&P 500 Index and the S&P 500 Information Technology Index is only available at the end of each month, and, therefore, no data point is available for June 2, 2000 or June 1, 2001. Accordingly, the data points on the graph for the S&P 500 Index and the S&P 500 Information Technology Index on June 2, 2000 and June 1, 2001 reflect the cumulative total returns as of May 31, 2000 and May 31, 2001, respectively.

APPROVAL OF GRANT OF DISCRETIONARY AUTHORITY TO PALM’S BOARD OF DIRECTORS TO AMEND PALM’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF PALM’S COMMON STOCK AT A RATIO WITHIN THE RANGE FROM ONE-FOR-TEN TO ONE-FOR-TWENTY AT ANY TIME PRIOR TO APRIL 1, 2003.
(Proposal 2 on Proxy)

General

As of August 5, 2002, Palm’s aggregate market capitalization was approximately $                    . Because over 579,000,000 shares of Palm’s common stock are outstanding, the per share price of Palm’s common stock on that date was only $                    . In order to reduce the number of shares of common stock outstanding, the Board of Directors has unanimously adopted a resolution seeking stockholder approval to grant the Board of Directors authority to amend Palm’s Amended and Restated Certificate of Incorporation to effect a reverse split of Palm’s common stock. The ratio of the reverse stock split that the Board of Directors approved and deemed advisable and for which it is seeking stockholder approval is in the range from one-for-ten to one-for-twenty, with the exact ratio to be established within this range by the Board of Directors in its sole discretion at the time it elects to effect a split. Approval of this reverse stock split proposal would give the Board of Directors authority to implement the reverse stock split at any time it determined prior to April 1, 2003. In addition, approval of this reverse stock split proposal would also give the Board of Directors authority to decline to implement a reverse stock split prior to such date or at all.

If our stockholders approve the reverse stock split proposal and the Board of Directors decides to implement the reverse stock split, Palm will file an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (as described below) which will effect a reverse split of the shares of Palm’s common stock then issued and outstanding at the specific ratio determined by the Board of Directors. The reverse stock split, if implemented, would not change the number of authorized shares of common stock or preferred stock or the par value of Palm’s common stock or preferred stock. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of common stock outstanding immediately prior to the reverse stock split as such stockholder did immediately prior to the split.

Purpose

After Palm’s initial public offering of common stock in March 2000, Palm had over 560,000,000 shares of common stock outstanding. Since that time, market prices for stocks trading in the U.S. markets have generally declined. For example, the closing price for the S&P 500 Index has decreased from 1,381.76 on March 2, 2000 to 819.85 on July 22, 2002. In addition, the already large number of shares of Palm’s common stock outstanding has only grown. In order to reduce the number of shares of Palm’s common stock outstanding and thereby attempt to proportionally raise the per share price of Palm’s common stock, the Board of Directors believes that it is in the best interests of Palm’s stockholders for the Board of Directors to obtain the authority to implement a reverse stock split.

The decision to seek authority to implement a reverse stock split is a part of broader considerations by the Board of Directors affecting Palm’s capitalization. Palm has previously announced that it may effect a tax-free distribution of its PalmSource, Inc. subsidiary. The Board of Directors may decide to implement a reverse stock split to attempt to adjust the market price of Palm’s common stock prior to or following any such distribution. The Board of Directors believes that this restructured capitalization, if implemented according to the flexibility provided for in this proposal, would enable Palm to prepare for any decline in per share price for Palm’s common stock that would normally be associated with any distribution or recapitalization. The Board of Directors has not yet determined whether or not to effect such a distribution of PalmSource, however, and your approval of this reverse stock split proposal is not conditioned on or related to any decision regarding a distribution of PalmSource.

The Board of Directors is also seeking stockholder approval of the authority to implement a reverse stock split because it believes that a higher stock price may help generate investor interest in Palm and help Palm attract and retain employees and other service providers. The Board of Directors believes that institutional investors and investment funds are generally reluctant to invest in lower priced stocks. Accordingly, the Board of Directors concluded that reducing the number of outstanding shares of Palm’s common stock might be desirable in order to attempt to support a higher stock price per share based on Palm’s current market capitalization. In addition, the Board of Directors considered that Palm’s common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced stocks.

Palm’s common stock is quoted on the Nasdaq National Market. Among other requirements, the listing maintenance standards established by Nasdaq require a company’s common stock to have a minimum bid price of at least $1.00 per share. Palm is currently in compliance with Nasdaq’s listing standards and, as of                 , 2002, the market price per share of Palm’s common stock has never traded below $1.00 per share. However, the flexibility provided by a reverse stock split as set forth in this proposal would enable Palm to prepare for any decline in Palm’s stock price in the future, including any decline related to a possible distribution of PalmSource.

The Board of Directors believes that stockholder approval of an exchange ratio range (rather than an exact exchange ratio) provides the Board of Directors with maximum flexibility to achieve the purposes of the reverse stock split. If the stockholders approve the reverse stock split proposal, the reverse stock split will be effected, if at all, only upon a determination by the Board of Directors that the reverse stock split is in the best interests of Palm and its stockholders at that time. In connection with any determination to effect a reverse stock split, the Board of Directors will set the timing for such a split and select the specific ratio within the range. These determinations will be made by the Board of Directors to create the greatest marketability of Palm’s common stock based on prevailing market conditions at that time. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the Board of Directors does not implement a reverse stock split prior to April 1, 2003, the authority granted in this proposal to implement a reverse stock split on these terms will terminate. The Board of Directors reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that the split is no longer in the best interests of Palm and its stockholders.

Certain Risks Associated With the Reverse Stock Split

There can be no assurance that the total market capitalization of Palm’s common stock after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of Palm’s common stock following the reverse stock split will either exceed or remain higher than the current per share market price.

There can be no assurance that the market price per new share of Palm common stock (the “New Shares”) after the reverse stock split will rise or remain constant in proportion to the reduction in the number of old shares of Palm common stock (the “Old Shares”) outstanding before the reverse stock split. For example, based on the market price of Palm’s common stock on August 5, 2002 of $             per share, if the Board of Directors decided to implement the reverse stock split and selects a reverse stock split ratio of one-for-ten, there can be no assurance that the post-split market price of Palm’s common stock would be $             per share or greater. Alternatively, based on the market price of Palm’s common stock on August 5, 2002 of $             per share, if the Board of Directors decided to implement the reverse stock split and selects a reverse stock split ratio of one-for-twenty, there can be no assurance that the post-split market price of Palm’s common stock would be $             per share or greater. Accordingly, the total market capitalization of Palm’s common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of Palm’s common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

There can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors and brokers.

While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors and brokers.

There can be no assurance that the reverse stock split will result in a per share price that will increase Palm’s ability to attract and retain employees and other service providers.

While the Board of Directors believes that a higher stock price may help Palm attract and retain employees and other service providers who are less likely to work for a company with a low stock price, there can be no assurance that the reverse stock split will result in a per share price that will increase Palm’s ability to attract and retain employees and other service providers.

A decline in the market price for Palm’s common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of Palm’s common stock could be adversely affected following a reverse stock split.

The market price of Palm’s common stock will also be based on Palm’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Palm’s common stock declines, the percentage decline as an absolute number and as a percentage of Palm’s overall market capitalization may be greater than would occur in the absence of a reverse stock split. In many cases, both the total market capitalization of a company and the market price of a share of such company’s common stock following a reverse stock split are lower than they were before the reverse stock split. Furthermore, the liquidity of Palm’s common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Stock Split

Corporate Matters.    If approved and effected, the reverse stock split would have the following effects:

•	depending on exact ratio selected by the Board of Directors, between 10 and 20 Old Shares owned by a stockholder would be exchanged for one (1) New Share;

•	the number of shares of Palm’s common stock issued and outstanding will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors;

•
based on the reverse stock split ratio selected by the Board of Directors, proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of Palm’s common stock, which will result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding the reverse stock split;

•
a proportionate adjustment to the exercise price payable upon the exercise of the preferred share purchase rights granted to the stockholders of Palm pursuant to Palm’s Preferred Stock Rights Agreement will be effected pursuant to the terms of the Preferred Stock Rights Agreement based on the reverse stock split ratio selected by the Board of Directors; and

•
the number of shares reserved for issuance under Palm’s existing stock option plans and employee stock purchase plans will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors.

If approved and effected, the reverse stock split will be effected simultaneously for all of Palm’s common stock and the ratio will be the same for all of Palm’s common stock. The reverse stock split will affect all of Palm’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Palm, except to the extent that the reverse stock split results in any of Palm’s stockholders owning a fractional share. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer than up to 20 shares, depending on the ratio for the reverse stock split selected by the Board of Directors. This, however, is not the purpose for which Palm is effecting the reverse stock split. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. Palm will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

Fractional Shares.    No scrip or fractional certificates will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by the number selected by the Board of Directors for the reverse stock split ratio will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the product obtained by multiplying (a) the fraction to which the stockholder would otherwise be entitled by (b) the per share closing sales price of Palm’s common stock on the day immediately prior to the effective time of the reverse stock split, as reported on the Nasdaq National Market. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Palm is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

If approved and effected, the reverse stock split will result in some stockholders owning “odd lots” of less than 100 shares of Palm’s common stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Authorized Shares.    Upon the effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding would increase due to the reduction in the number of shares of Palm’s common stock issued and outstanding based on the reverse stock split ratio selected by the Board of Directors. As of August 5, 2002, Palm had              shares of common stock authorized and              shares of common stock issued and outstanding. Palm will continue to have 125,000,000 authorized but unissued shares of preferred stock. Authorized but unissued shares will be available for issuance, and Palm may issue such shares in financings or otherwise. If Palm issues additional shares, the ownership interest of holders of Palm’s common stock may also be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of Palm’s common stock.

Accounting Matters.    The reverse stock split will not affect the par value of Palm’s common stock. As a result, as of the effective time of the reverse stock split, the stated capital on Palm’s balance sheet attributable to Palm’s common stock will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of Palm’s common stock will be restated because there will be fewer shares of Palm’s common stock outstanding.

Potential Anti-Takeover Effect.    Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of Palm’s Board of Directors or contemplating a tender offer or other transaction for the combination of Palm with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate Palm’s shares of common stock or obtain control of Palm, nor is it part of a plan by management to recommend a series of similar amendments to Palm’s Board of Directors and stockholders. Other than the reverse stock split proposal, Palm’s Board of Directors does not currently contemplate recommending the adoption of any other amendments to Palm’s Amended and Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of Palm.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the stockholders approve the proposal to authorize the Board of Directors to implement the reverse stock split and the Board of Directors decides to implement the reverse stock split on or prior to April 1, 2003, Palm will file an Amended and Restated Certificate of Incorporation (“Amended Certificate”) with the Secretary of State of the State of Delaware to amend its existing Amended and Restated Certificate of Incorporation. The reverse stock split will become effective at the time specified in the Amended Certificate, which is referred to below as the “effective time.” Beginning at the effective time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares. The text of the Amended Certificate to effect the reverse stock split, if implemented by the Board of Directors, would be in substantially the form attached hereto as Appendix A; provided, however, that the text of the form of Amended Certificate attached hereto is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to effect the reverse stock split, including the insertion of the effective time and the applicable reverse stock split ratio determined by the Board of Directors.

As soon as practicable after the effective time, stockholders will be notified that the reverse stock split has been effected. Palm expects that its transfer agent, EquiServe Trust Company, N.A., will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in the letter of transmittal Palm sends to its stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any Old Shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for New Shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No Dissenters’ Rights

Under the Delaware General Corporation Law, Palm’s stockholders are not entitled to dissenters’ rights with respect to the reverse stock split, and Palm will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the reverse stock split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”) (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of Old Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis of the New Shares received in the reverse stock split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the Old Shares exchanged therefor. In general, stockholders who receive cash in exchange for their fractional share interests in the New Shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder’s holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the reverse stock split.

Palm’s view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of all outstanding shares of Palm’s common stock entitled to vote on this proposal will be required for approval of this proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO GRANT DISCRETIONARY AUTHORITY TO PALM’S BOARD OF DIRECTORS TO AMEND PALM’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF PALM’S COMMON STOCK AT A RATIO WITHIN THE RANGE FROM ONE-FOR-TEN TO ONE-FOR-TWENTY AT ANY TIME PRIOR TO APRIL 1, 2003.

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
(Proposal 3 on Proxy)

The Board of Directors has selected Deloitte & Touche LLP as the independent public accountants of Palm for the fiscal year ending May 30, 2003. Deloitte & Touche LLP served in such capacity for the Last Fiscal Year. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

In the event ratification by the stockholders of the appointment of Deloitte & Touche LLP as Palm’s independent public accountants is not obtained, the Board of Directors will reconsider such appointment.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the Votes Cast is required for approval of this proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS PALM’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MAY 30, 2003.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Certain stockholders who share an address are being delivered only one copy of this Proxy Statement and Palm’s 2002 Annual Report on Form 10-K unless Palm or one of its mailing agents has received contrary instructions.

Upon the written or oral request of a stockholder at a shared address to which a single copy of Palm’s Proxy Statement and 2002 Annual Report on Form 10-K was delivered, Palm will promptly deliver a separate copy of such documents to such stockholder. Written requests should be made to Palm, Inc., Attention: Investor Relations, 400 N. McCarthy Blvd., Milpitas, California 95035 and oral requests may be made by calling Investor Relations of Palm at (            )             -            . In addition, if such a stockholder wishes to receive a separate copy of Palm’s proxy statement and annual report in the future, such stockholder should notify Palm either in writing addressed to the foregoing address or by calling the foregoing telephone number.

Stockholders sharing an address who are receiving multiple copies of Palm’s proxy statements and annual reports may request delivery of a single copy of Palm’s proxy statements and annual reports by writing to the address above or calling the telephone number above.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Proposals of stockholders that are intended for inclusion in Palm’s proxy statement relating to the 2003 Annual Meeting of the Stockholders of Palm must be received by Palm at its offices at 400 N. McCarthy Blvd., Milpitas, California 95035, not later than                          , 2003 and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals in order to be included in Palm’s proxy statement for that meeting. Stockholder proposals that are not intended to be included in Palm’s proxy materials for such meeting but that are intended to be presented by the stockholder from the floor are subject to the advance notice procedures described below under “TRANSACTION OF OTHER BUSINESS.”

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Any stockholder may present a matter from the floor for consideration at a meeting so long as certain procedures are followed. Under Palm’s Bylaws, as amended, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, Palm not later than 90 days prior to the next annual meeting of stockholders (under the assumption that the next annual meeting of stockholders will occur on the same calendar day as the day of the most recent annual meeting of stockholders). The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on Palm’s books, of the stockholder proposing such business; (c) the class and number of shares of Palm that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

VOTING VIA THE INTERNET OR BY TELEPHONE

For shares of common stock that are registered in the name of the stockholder directly with EquiServe Trust Company, N.A., you may vote in person, by returning the enclosed proxy card or via the Internet. Specific instructions to be followed by any registered stockholder interested in voting via the Internet are set forth on the enclosed proxy card. The Internet voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that stockholders’ instructions have been properly recorded.

For shares of common stock that are beneficially owned by a stockholder and held in “street name” through a bank or brokerage (if such stockholder’s shares are registered in the name of a bank or brokerage), you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program, which provides eligible stockholders who receive a paper copy of Palm’s Proxy Statement and Annual Report on Form 10-K the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form from the bank or brokerage will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided.

Stockholders voting via the Internet should understand that there may be costs associated with Internet access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

By Order of the Board of Directors,

Eric A. Benhamou
Chief Executive Officer

                         , 2002

APPENDIX A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PALM, INC.

Palm, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

1.
The name of the corporation is Palm, Inc. Palm, Inc. was originally incorporated under the same name, and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 17, 1999.

2.	The Amended and Restated Certificate of Incorporation of Palm, Inc. was filed with the Secretary of State of the State of Delaware on February 10, 2000.

3.
The amendments and restatement set forth in this Amended and Restated Certificate of Incorporation have been duly approved by the Board of Directors and stockholders of Palm, Inc. in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4.
Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and amends the provisions of the Amended and Restated Certificate of Incorporation of Palm, Inc.

5.	The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the Corporation is Palm, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.001 per share (“Common Stock”), and Preferred Stock, par value $0.001 per share (“Preferred Stock”). The total number of shares of Common Stock that the Corporation shall have authority to issue is 2,000,000,000. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is 125,000,000. The Preferred Stock may be issued from time to time in one or more series.

Effective 12:01 a.m. on                          , 2002 (the “Effective Time”) each one (1) share of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall automatically be combined, without any action on the part of the holder thereof, into one             (            ) of one (1) share of fully paid and nonassessable Common Stock of the Corporation (“New Common Stock”), subject to the treatment of fractional shares interests described below.

Following the Effective Time, each holder of Old Common Stock shall be entitled to receive upon surrender of such holder’s certificate(s) representing Old Common Stock (whether one or more, “Old Certificates”) for cancellation pursuant to procedures adopted by the Corporation, a certificate(s) representing the number of whole shares of New Common Stock (whether one or more, “New Certificates”) into which and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates and, where applicable, cash in lieu of fractional shares, as provided below.

No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation. A holder of Old Certificates at the Effective Time who would otherwise be entitled to a fraction of a share of New Common Stock shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the per share closing sales price of the Common Stock on the day immediately prior to the Effective Time, as reported on the Nasdaq National Market (or if such price is not available, then such other price as determined by the Board of Directors).

The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of all outstanding Preferred Stock.

The Board of Directors is hereby authorized, subject to limitations prescribed by law and the provisions of this Article IV, by resolution to provide for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

A.    The number of shares constituting that series (including an increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding)) and the distinctive designation of that series;

B.    The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

C.    Whether that series shall have the voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

D.    Whether that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

E.    Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

F.    Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and the amount of such sinking funds;

G.    The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

H.    Any other relative rights, preferences and limitations of that series.

No holders of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for, purchase or receive any securities convertible to or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation, except in the case of any shares of Preferred Stock to which such rights are specifically granted by any resolution or resolutions of the Board of Directors adopted pursuant to this Article IV.

ARTICLE V

Effective as of the time at which 3 Com Corporation, a Delaware corporation, and its affiliates shall cease to be the beneficial owner of an aggregate of at least a majority of the then outstanding shares of Common Stock (the “Trigger Date”), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Effective as of the Trigger Date, except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation for any purpose or purposes may be called only by the Board of Directors or by the Chairman of the Board of Directors of the Corporation and, effective as of the Trigger Date, any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

For the management of the business and for the conduct of affairs of the Corporation, and in further definition, limitation and regulation of powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.    The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors of this Corporation shall be fixed and may be changed from time to time by resolution of the Board of Directors.

B.    The Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2000, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2001, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2002, with each class to hold office until its successor is duly elected and qualified. At each succeeding annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

C.    Notwithstanding the foregoing provisions of this Article VII, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

D.    Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, and except as otherwise provided by law, shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors and not by the stockholders.

E.    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

F.    The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

G.    Advance notice of stockholder nomination for the election of directors and of any other business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII

A.    To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B.    The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

C.    Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE X

Except as provided in Article VIII above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the state of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”) then outstanding, voting together as a single class shall be required to alter, amend, adopt any provision inconsistent with or repeal Article V or VII or this sentence.

The undersigned, being the              of the Corporation, acknowledges that it is the act and deed of such person and that the facts stated herein are true and has signed this instrument on                          , 2002.

PALM, INC.

By:

Name:

Title:

1991-PS-02

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Eric A. Benhamou and Judy Bruner, and each of them, as proxyholders and attorneys-in-fact of the undersigned, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Palm, Inc., to be held at 400 N. McCarthy Blvd., Building 3, Milpitas, California 95035, on Tuesday, October 1, 2002 at 8:00 a.m., local time, and at any continuation or adjournment thereof, with all the powers that the undersigned would have if personally present at the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated                          , 2002, and a copy of Palm’s 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission on                          , 2002. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and, by filing this proxy with the Secretary of Palm, gives notice of such revocation.

This proxy when properly executed will be voted in accordance with the specifications made by the undersigned stockholder. WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED “FOR” EACH NOMINEE SET FORTH BELOW, “FOR” THE APPROVAL OF THE GRANT OF DISCRETIONARY AUTHORITY TO PALM’S BOARD OF DIRECTORS TO AMEND PALM’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF PALM’S COMMON STOCK AT A RATIO WITHIN THE RANGE FROM ONE-FOR-TEN TO ONE-FOR-TWENTY AT ANY TIME PRIOR TO APRIL 1, 2003, “FOR” THE RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

PALM, INC.
C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

Vote by Telephone	Vote by Internet
It’s fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683)	It’s fast, convenient and your vote is immediately confirmed and posted.

Follow these four easy steps:

1.      Read the accompanying Proxy Statement and Proxy Card.

2.      Call the toll-free number.
1-877-PRX-VOTE(1-877-779-8683).

3.      Enter your Voter Control Number located on your Proxy Card above your name.

4.      Follow the recorded instructions.

Follow these four easy steps:

1.      Read the accompanying Proxy Statement and Proxy Card.

2.      Go to the Website
http://www.eproxyvote.com/palm

3.      Enter your Voter Control Number located on your Proxy Card above your name.

4.      Follow the instructions provided.

Your vote is important! Call 1-877-PRX-VOTE anytime!	Your vote is important! Go to http://www.eproxyvote.com/palm anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet

X	Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:

1.	Election of three Class III Directors to serve a three-year term expiring in 2005.

Nominees:

(01) Eric A. Benhamou
(02) Jean-Jacques Damlamian
(03) David C. Nagel
	FOR	WITHHELD
	all nominees	from all nominees
	☐	☐	☐
For all nominees except those written on the line above.

	FOR	AGAINST	ABSTAIN
2.     To approve the grant of discretionary authority to Palm’s board of directors to amend Palm’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of Palm’s common stock at a ratio within the range from one-for-ten to one-for-twenty at any time prior to April 1, 2003.
	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. To ratify the appointment of Deloitte & Touche LLP as independent public accountants for the fiscal year ending May 30, 2003.	☐	☐	☐

4. With discretionary authority, upon such other matters as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    ☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING    ☐

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please date and sign exactly as your name or names appear herein. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.
Signature:_________________________	Date:_________
Signature:_________________________	Date:_________